Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact:	Lynn Martenstein or Greg Johnson (305) 539-6570 or (305) 539-6153
For Immediate Release
ROYAL CARIBBEAN REPORTS RECORD EARNINGS
MIAMI — February 2, 2006 — Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL).
Key Highlights
•	Second consecutive year of record earnings with net income of $716.0 million, or $3.26 per share, and net income before cumulative effect of a change in accounting principle of $663.5 million, or $3.03 per share.

•	Significantly improved fourth quarter 2005 performance of a $3.6 million net loss, or $0.02 per share, as compared to a $25.8 million net loss, or $0.13 per share, for the fourth quarter of 2004.

•	Fourth quarter yields were up 8.2% which was significantly better than expected due to a surge in demand which drove higher prices, as well as strong onboard revenues.

•	Fourth quarter Net Cruise Costs benefited from a drop in fuel prices during the quarter and across the board cost control efforts.

•	For the full year 2006, the company expects Net Yields to increase 2% to 4% and earnings per share to be $2.95 to $3.15.

•	For the first quarter 2006, the company expects Net Yields to increase 1% to 2%, and earnings per share to be $0.45 to $0.50.
Royal Caribbean Cruises Ltd. today announced a net loss for the fourth quarter of 2005 of $3.6 million, or $0.02 per share, compared to a net loss of $25.8 million, or $0.13 per share, for the fourth quarter of 2004. Revenues for the fourth quarter of 2005 increased 6.7% to $1,029.6 million from revenues of $964.6 million in the fourth quarter of 2004. Gross Yields and Net Yields for the fourth quarter of 2005 increased 6.1% and 8.2%, respectively, from the fourth quarter of 2004.

     Our fourth quarter results were substantially better than expected, driven by the following principal factors:
•	Net Yields increased 8.2% over the fourth quarter of 2004. Toward the end of the quarter, there was a surge in demand for late bookings which drove higher ticket prices. Onboard revenues were exceptionally strong as well.

•	Gross Cruise Costs and Net Cruise Costs, on a per APCD basis, increased 5.3% and 7.6%, respectively, compared to the fourth quarter of 2004.
•	Fuel accounted for 7.0 percentage points of the increase in Net Cruise Costs. Fuel prices fell shortly after our last earnings release in October 2005 and energy conservation efforts were successful. Our “at-the-pump” fuel price averaged $424 per metric ton, compared to previous guidance of $450 per metric ton, and $293 per metric ton in the fourth quarter of 2004.

•	Non-fuel costs did particularly well. They were up only 0.6 percentage points due to across-the-board cost control improvements in virtually every area of the business.
For the year, the company reported record net income of $716.0 million, or $3.26 per share, on revenues of $4.9 billion, compared to net income of $474.7 million, or $2.26 per share, on revenues of $4.6 billion for 2004. Net income before cumulative effect of a change in accounting principle was $663.5 million, or $3.03 per share. The change in accounting principle resulted in a one-time gain of $52.5 million, or $0.22 per share, to recognize the cumulative effect on prior years of a change in our method of accounting for drydocking costs
Some of the key highlights of the year as a whole were as follows:
•	Net Yields increased 7.4% primarily due to higher ticket prices and better onboard revenues.

•	Gross Cruise Costs and Net Cruise Costs, on a per APCD basis, increased 5.1% and 6.3%, respectively, compared to 2004. Most of the increase was due to higher fuel costs, which increased $116 million over the previous year and accounted for 4.7 percentage points of the increase in Net Cruise Costs.

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“This has been a very good quarter for the company and tops off another excellent year,” said Richard D. Fain, chairman and chief executive officer. “It is unusual that everything comes together so well as it did this quarter, but it certainly feels good when it does.”
Outlook — Full Year 2006
While only four weeks of the industry’s “wave period” is completed, bookings and pricing levels continue to be solid. As a result, the company currently forecasts Net Yields for the full year 2006 will increase in the range of 2% to 4% compared to 2005.
Our current “at-the-pump” fuel price is $425 per metric ton, which is 19% higher than the average price for 2005 of $358 per metric ton. If fuel prices for the rest of the year remain at today’s level, the company estimates that its 2006 fuel costs (net of hedging and fuel savings initiatives) will increase approximately $90 million. This is substantially better than the level the company calculated as part of its last guidance. The main reasons for the improvement include the fall in at-the-pump pricing, and the anticipated benefits of energy conservation initiatives and enhancements in types and sourcing of fuels.
Commencing with the first quarter of 2006, the company will adopt the new stock-based compensation accounting standard and begin expensing stock options, which is expected to increase 2006 full year expenses by $12 million.
Based on the above, the company estimates that Net Cruise Costs per APCD for 2006 will increase in the range of 3% to 5% as compared to the prior year. Higher fuel costs account for 3.0 to 4.0 percentage points of this increase. Additionally, 2006 is another year of minimal capacity increases. Capacity will grow more substantially in 2007 and beyond, providing the company with improved economies of scale to offset normal cost increases.
Depreciation and amortization is expected to be in the range of $425 to $445 million and net interest expense is expected to be in the range of $245 to $265 million.
In late January 2006, the company partially settled its previously announced lawsuit against Rolls Royce and Alstom Power Conversion, co-producers of the Mermaid pod-propulsion system on its Millennium-class ships, for the Mermaid pod problems. Under the terms of the

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partial settlement, Alstom paid the company $38 million, or $0.16 per share, and the company released Alstom from the suit which remains pending against Rolls Royce. The partial settlement will be recorded in the first quarter of 2006.
Based upon the expectations and assumptions contained in this outlook section (including the legal settlement of $0.16 per share), management expects full year 2006 earnings per share to be in the range of $2.95 to $3.15.
Outlook — First Quarter 2006
Expectations for the first quarter of 2006 are somewhat different than the full year due to seasonal revenue patterns and the timing of certain expenses. The company expects Net Yields for the first quarter of 2006 will increase in the range of 1% to 2% compared to the first quarter of 2005.
The company estimates that Net Cruise Costs per APCD for the first quarter of 2006 will increase in the range of 12% to 13% compared to the same quarter in 2005. Some of this is due to the increase in Net Cruise Costs discussed above, and some to the timing of certain expenses. The primary drivers are as follows:
•	Higher fuel costs account for approximately 7.0 to 8.0 percentage points of the increase. Our current “at-the-pump” fuel price is $425 per metric ton, which is 50% higher than the average price for the first quarter of 2005 of $284 per metric ton. If fuel prices for the rest of the quarter remain at today’s level, the company estimates that its first quarter 2006 fuel costs (net of hedging and fuel savings initiatives) will increase approximately $45 million.

•	Timing of refurbishment expenses due to a larger portion of annual drydocks scheduled in the first quarter.

•	Timing of SG & A expenses mainly due to rescheduling of marketing expenses.
Based upon the expectations and assumptions contained in this outlook section (including the legal settlement of $0.16 per share), management expects first quarter 2006 earnings per share to be in the range of $0.45 to $0.50.

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The company has scheduled a conference call at 10 a.m. Eastern Standard Time today to discuss its earnings. This call can be listened to, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com. A slide presentation will accompany the conference call, and is also available for viewing at www.rclinvestor.com.
Terminology
Available Passenger Cruise Days (“APCD”)
APCDs represent double occupancy per cabin multiplied by the number of cruise days for the period and are our measurement of capacity.
Gross Yields
Gross Yields represent total revenues per APCD.
Net Yields
Net Yields represent Gross Yields less commissions, transportation and other expenses and onboard and other expenses per APCD. We utilize Net Yields to manage our business on a day-to-day basis and believe that it is the most relevant measure of our pricing performance. We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.
Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.
Net Cruise Costs
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs to be the most relevant indicator of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

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Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.
Occupancy Percentage
Occupancy Percentage, in accordance with cruise industry practice, is calculated by dividing Passenger Cruise Days by APCDs. A percentage of 100% or higher indicates that three or more passengers occupied some cabins.
Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International and Celebrity Cruises, with a combined total of 28 ships in service and two under construction. The company also offers unique land-tour vacations in Alaska, Canada and Europe through its cruise-tour division. Additional information can be found on www.royalcaribbean.com, www.celebrity.com or www.rclinvestor.com.
     Certain statements in this news release are forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Such factors include general economic and business conditions, vacation industry competition, including cruise vacation industry competition, changes in vacation industry capacity, including over capacity in the cruise vacation industry, the impact of tax laws and regulations affecting our business or our principal shareholders, the impact of changes in other laws and regulations affecting our business, the impact of pending or threatened litigation, the delivery of scheduled new ships, emergency ship repairs, negative incidents involving cruise ships including those involving the health and safety of passengers, reduced consumer demand for cruises as a result of any number of reasons, including geo-political and economic uncertainties, the unavailability of air service, armed conflict, terrorist attacks and the resulting concerns over safety and security aspects of traveling, the impact of the spread of contagious diseases, our ability to obtain financing on terms that are favorable or consistent with our expectations, changes in our stock price or principal shareholders, the impact of changes in operating and financing costs, including changes in foreign currency, interest rates, fuel, food, payroll, insurance and security costs, the implementation of regulations in the United States requiring United States citizens to obtain passports for travel to additional foreign destinations, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this news release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.

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Financial Tables Follow
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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Passenger ticket revenues	$738,469	$703,406	$3,609,487	$3,359,201
Onboard and other revenues	291,171	261,179	1,293,687	1,196,174

Total revenues	1,029,640	964,585	4,903,174	4,555,375

Cruise operating expenses
Commissions, transportation and other	179,439	176,597	858,606	822,206
Onboard and other	54,238	56,795	308,611	300,717
Payroll and related	127,205	123,620	510,692	487,633
Food	67,111	67,622	270,674	269,436
Other operating	275,830	245,516	1,045,649	939,391

Total cruise operating expenses	703,823	670,150	2,994,232	2,819,383
Marketing, selling and administrative expenses	168,709	153,673	635,308	588,267
Depreciation and amortization expenses	101,312	100,608	402,069	394,136

	973,844	924,431	4,031,609	3,801,786

Operating Income	55,796	40,154	871,565	753,589

Other income (expense)
Interest income	1,924	3,682	9,129	9,208
Interest expense, net of interest capitalized	(60,459)	(78,516)	(269,750)	(309,977)
Other (expense) income	(865)	8,895	52,521	21,871

	(59,400)	(65,939)	(208,100)	(278,898)

(Loss) Income Before Cumulative Effect of a Change in Accounting Principle	(3,604)	(25,785)	663,465	474,691
Cumulative effect of a change in accounting principle	—	—	52,491	—

Net (Loss) Income	$(3,604)	$(25,785)	$715,956	$474,691

Basic (Loss) Earnings Per Share:
(Loss) income before cumulative effect of a change in accounting principle	$(0.02)	$(0.13)	$3.22	$2.39

Cumulative effect of a change in accounting principle	$—	$—	$0.25	$—

Net (loss) income	$(0.02)	$(0.13)	$3.47	$2.39

Diluted (Loss) Earnings Per Share:
(Loss) income before cumulative effect of a change in accounting principle	$(0.02)	$(0.13)	$3.03	$2.26

Cumulative effect of a change in accounting principle	$—	$—	$0.22	$—

Net (loss) income	$(0.02)	$(0.13)	$3.26	$2.26

Weighted-Average Shares Outstanding:
Basic	210,313	200,447	206,217	198,946

Diluted	210,313	200,447	234,714	234,580

STATISTICS

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Occupancy	104.6%	103.4%	106.6%	105.7%

Passenger Cruise Days	5,631,766	5,535,406	23,178,560	22,661,965

APCD	5,386,416	5,354,396	21,733,724	21,439,288

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of December 31,
	2005	2004
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$125,385	$628,578
Trade and other receivables, net	95,254	84,899
Inventories	57,803	60,260
Prepaid expenses and other assets	98,568	86,869

Total current assets	377,010	860,606
Property and equipment — at cost less accumulated depreciation and amortization	10,276,948	10,193,443
Goodwill — less accumulated amortization of $138,606	283,133	278,561
Other assets	318,680	631,474

	$11,255,771	$11,964,084

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$600,883	$905,374
Accounts payable	159,910	162,973
Accrued expenses and other liabilities	342,995	330,073
Customer deposits	884,994	875,082

Total current liabilities	1,988,782	2,273,502
Long-term debt	3,553,892	4,826,570
Other long-term liabilities	158,632	59,492

Commitments and contingencies

Shareholders’ equity
Common stock ($.01 par value; 500,000,000 shares authorized; 216,504,849 and 201,253,140 shares issued)	2,165	2,012
Paid-in capital	2,706,236	2,206,157
Retained earnings	3,132,286	2,533,265
Accumulated other comprehensive (loss) income	(28,263)	71,363
Treasury stock (6,143,392 and 596,556 common shares at cost)	(257,959)	(8,277)

Total shareholders’ equity	5,554,465	4,804,520

	$11,255,771	$11,964,084

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve Months Ended
	December 31,
	2005	2004
	(unaudited)
Operating Activities
Net income	$715,956	$474,691
Adjustments:
Depreciation and amortization	402,069	394,136
Cumulative effect of a change in accounting principle	(52,491)	—
Gain on redemption of investment	(44,207)	—
Accretion of original issue discount on debt	45,718	52,562
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(19,349)	(3,256)
Decrease (increase) in inventories	2,457	(6,813)
Increase in prepaid expenses and other assets	(5,009)	(17,196)
Decrease in accounts payable	(3,741)	(25,987)
Increase in accrued expenses and other liabilities	31,772	53,851
Increase in customer deposits	9,912	145,273
Other, net	28,273	9,730

Net cash provided by operating activities	1,111,360	1,076,991

Investing Activities
Purchases of property and equipment	(429,898)	(630,670)
Purchases of short-term investments	(56,500)	(732,165)
Proceeds from sale of short-term investments	56,500	732,165
Proceeds from redemption of investment	348,070	—
Other, net	(7,198)	(1,840)

Net cash used in investing activities	(89,026)	(632,510)

Financing Activities
Repayments of debt	(1,564,715)	(361,386)
Net proceeds from issuance of debt	390,000	225,000
Dividends	(118,764)	(104,521)
Proceeds from exercise of common stock options	21,996	98,316
Purchases of treasury stock	(249,122)	—
Other, net	(4,922)	(3,398)

Net cash used in financing activities	(1,525,527)	(145,989)

Net (decrease) increase in cash and cash equivalents	(503,193)	298,492
Cash and cash equivalents at beginning of year	628,578	330,086

Cash and cash equivalents at end of year	$125,385	$628,578

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$236,477	$266,037

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ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Passenger ticket revenues	$738,469	$703,406	$3,609,487	$3,359,201
Onboard and other revenues	291,171	261,179	1,293,687	1,196,174

Total revenues	1,029,640	964,585	4,903,174	4,555,375

Less:
Commissions, transportation and other	179,439	176,597	858,606	822,206
Onboard and other	54,238	56,795	308,611	300,717

Net revenues	$795,963	$731,193	$3,735,957	$3,432,452

APCD	5,386,416	5,354,396	21,733,724	21,439,288
Gross Yields	$191.15	$180.15	$225.60	$212.48
Net Yields	$147.77	$136.56	$171.90	$160.10
Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Total cruise operating expenses	$703,823	$670,150	$2,994,232	$2,819,383
Marketing, selling and administrative expenses	168,709	153,673	635,308	588,267

Gross Cruise Costs	872,532	823,823	3,629,540	3,407,650

Less:
Commissions, transportation and other	179,439	176,597	858,606	822,206
Onboard and other	54,238	56,795	308,611	300,717

Net Cruise Costs	$638,855	$590,431	$2,462,323	$2,284,727

APCD	5,386,416	5,354,396	21,733,724	21,439,288
Gross Cruise Costs per APCD	$161.99	$153.86	$167.00	$158.94
Net Cruise Costs per APCD	$118.60	$110.27	$113.30	$106.57

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